Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333- 114786

PROSPECTUS SUPPLEMENT DATED JUNE 27, 2005
TO
PROSPECTUS DATED JUNE 10, 2005

ENER1, INC.

        This prospectus supplement should be read in conjunction with our prospectus dated June 10, 2005, and in particular “Risk Factors” beginning on page 3 of the prospectus.

        This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on June 24, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2005

ENER1, INC.
(Exact name of registrant as specified in its charter)

Florida	000-21138	59-2479377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Office) (Zip Code)

(954) 556-4020
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        Effective June 20, 2005, Ener1, Inc. appointed A. Ernest Toth Jr., age 46, to serve as its Chief Financial Officer. Mr. Toth will be responsible for management of all finance and accounting matters for the Company, including SEC reporting.

        Mr. Toth has over 25 years of diversified financial and accounting experience. Most recently, from February 2004 through June 2005 he served as Vice President and Chief Financial Officer for Pharmaceutical Formulations, Inc., a publicly traded manufacturer of over-the-counter pharmaceuticals. Prior to his tenure at Pharmaceutical Formulations, from 2001 through 2003 Mr. Toth served as Vice President and Chief Financial Officer for World Power Technologies, a leading provider of power monitoring and data acquisition instruments. From 2000 through 2001 Mr. Toth served as Senior Vice President and Chief Financial Officer for Athlete.com, Inc., a youth sports network. Mr. Toth has also spent 15 years with MacAndrews & Forbes Holdings Inc., a holding company with interests that included Revlon, Marvel Entertainment, The Coleman Company, Sunbeam, Technicolor, Panavision and New World Entertainment. Mr. Toth has a bachelor’s degree in accounting from Shippensburg University of Pennsylvania and an MBA in Corporate Finance from Pace University, New York. He is a Certified Public Accountant.

        Mr. Toth will receive a base salary of $225,000 per year. In addition, he is eligible to earn an annual bonus of up to 50% of his annual salary, as determined by the board of directors of the Company. Mr. Toth will also receive 250,000 options to purchase shares of the Company’s common stock, 25% of which options will vest on each of the first four anniversaries of the option grant. The exercise price of each option will be equal to the fair market value of the Company’s common stock on the date of the grant. The options are subject to the terms and conditions of the Ener1, Inc. 2002 Stock Participation Plan. Mr. Toth will also be eligible for severance pay equal to six months’ of his base salary, if the Company terminates his employment without cause. Mr. Toth will be entitled to receive all existing benefits normally provided to the Company’s executive officers.

        Prior to Mr. Toth’s appointment as the Company’s chief financial officer, he had no relationships with the Company. Mr. Toth replaces James Calarco, who served as the Company’s chief financial officer on an interim basis since May 2005. Mr. Calarco continues to serve as the Company’s controller.

Item 9.01. Financial Statements and Exhibits

      (c) Exhibits

         99.1 Press release dated June 21, 2005

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 22, 2005	ENER1, INC. BY: /s/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer

NEWS RELEASE for June 21, 2005 at 7:35 AM EDT

Contact: Michael Mason (investors) Allen & Caron Inc 212 691 8087 michaelm@allencaron.com	Alys Daly Ener1, Inc. 954 556 4020 adaly@ener1.com

ENER1 NAMES NEW CHIEF FINANCIAL OFFICER

Financial Veteran Joins Energy Technology Company

FORT LAUDERDALE, FL (June 21, 2005) .... Ener1, Inc. (OTC Bulletin Board: ENEI — www.ener1.com) has named A. Ernest Toth, Jr., 46, as its Chief Financial Officer. Mr. Toth has over 25 years of diversified financial and accounting experience, most recently as Vice President and Chief Financial Officer for Pharmaceutical Formulations, Inc., a publicly traded manufacturer of over-the-counter pharmaceuticals. Mr. Toth will be responsible for the management of all finance and accounting matters for Ener1, including SEC reporting.

        Mr. Toth will report to Kevin Fitzgerald, Ener1‘s Chief Executive Officer, who remarked, “We are happy to have someone with Ernie’s background and skills on our team. His experience in both senior management and operational roles will be invaluable to us going forward. Ernie’s work has also involved him heavily in investor relations and capital raising for growing technology companies, and we expect that he will add value in these areas as well.”

        Mr. Toth commented, “I am very excited to be associated with Ener1. I look forward to being part of the team that grows the Company to the next level as it begins to commercialize its patented energy technologies into profitable products.”

        Prior to his tenure at Pharmaceutical Formulations, Mr. Toth was Vice President and Chief Financial Officer for World Power Technologies, a leading provider of power-monitoring and data-acquisition instruments. Previously, he spent 15 years with MacAndrews & Forbes Holdings Inc., Ronald Perelman’s holding company with interests that included Revlon, Marvel Entertainment, The Coleman Company, Sunbeam, Technicolor, Panavision, New World Entertainment and other companies.

        Mr. Toth has a Bachelor’s degree in Accounting from Shippensburg University of Pennsylvania and an MBA in Corporate Finance from Pace University, New York. He is a Certified Public Accountant.

About Ener1, Inc.
        Ener1, Inc. (OTC Bulletin Board: ENEI) develops and markets new technologies and

MORE – MORE – MORE

ENER1 NAMES NEW CHIEF FINANCIAL OFFICER

Page 2-2-2

products for clean, efficient energy sources. Ener1 markets lithium batteries and battery packs through EnerDel, its majority-owned venture with Delphi Corp. Ener1 also develops and markets nanotechnology-based materials through its NanoEner, Inc. subsidiary and fuel cell components and testing services through its EnerFuel, Inc. subsidiary. Ener1‘s products have applications for markets that include power tools and industrial equipment, medical devices, hybrid vehicle propulsion and military communications. For more information on Ener1‘s products, please visit its Web site at http://www.ener1.com or call (954) 556-4020.

Safe Harbor Statement
        This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management’s expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to, the ability of Ener1 to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services, the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services, Ener1‘s history of operating losses, the lack of operating history for the development stage Ener1 businesses, the need for additional capital, the dependency upon key personnel and other risks detailed in Ener1‘s annual report on Form 10-KSB for the year ended December 31, 2004, as well as in its other filings from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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